Exhibit 99.1

United Security Bancshares, Inc. Reports Third Quarter Results

Reports Continued Reductions in Non-Performing Assets

THOMASVILLE, Ala.--(BUSINESS WIRE)--October 28, 2015--United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income of $544,000, or $0.09 per diluted share, for the third quarter ended September 30, 2015, compared with net income of $837,000, or $0.13 per diluted share, for the third quarter of 2014. Net income for the first nine months of 2015 was $2.2 million, or $0.34 per diluted share, compared with $2.8 million, or $0.46 per diluted share, for the first nine months of 2014.

“We have made progress in improving asset quality since last year, as highlighted by a 34.8% decrease in non-performing assets, including a $3.7 million decrease in other real estate owned, compared with last year’s third quarter,” said James F. House, President and CEO of United Security Bancshares, Inc. “Improved asset quality was also reflected in a reduction in reserves for loan losses compared with last year. We expect that continued progress in reducing non-performing assets, combined with generating quality loans, will contribute to future growth in earnings.”

“Third quarter earnings were below last year’s results due primarily to decreased loan volume at First US Bank. Part of the decrease was due to the soft economy in many of our rural service areas; however, a significant portion of the decrease resulted from the resolution of problem assets and the migration of loans off the balance sheet that did not meet the Bank’s current credit standards. The net amount of loans meeting these criteria that were moved off the balance sheet through payoff, charge-off or transfer to other real estate totaled approximately 53% of net loan reductions at the Bank during the 12-month period ended September 30, 2015.”

“As we improve the credit quality of the Bank’s loan portfolio, we are able to focus more effort on quality asset generation. We are taking steps to expand our loan production capabilities with the recent opening of our new branch on University Boulevard in downtown Tuscaloosa. Our consumer loan subsidiary, Acceptance Loan Company (ALC), is attracting new business through partnerships with prominent retailers, which has contributed to growth in consumer loans. We are also focused on growing loans at the Bank in contiguous metropolitan markets that have greater potential for commercial loan growth. United Security has a very strong capital base, and we are in excellent position to support future loan growth.”

“We also continue to improve operating efficiencies to better serve customers in the future. In October, we completed the consolidation of all operational departments in our newly-renovated existing main office building in Thomasville, including moving loan operations, internal audit, compliance, collections, human resources, and marketing departments to this location. With these moves, we have created a primary bank operations center that we believe will enable us to gain significant operating efficiencies over time. In addition, we are increasing investment in our information technology infrastructure to improve customer service and provide a platform for future growth. We believe that these changes will enhance the Company’s ability to compete and grow business in new and existing markets,” continued Mr. House.

Third Quarter Results

Net income totaled $544,000, or $0.09 per diluted share, for the third quarter ended September 30, 2015, compared with net income of $837,000, or $0.13 per diluted share, for the third quarter of 2014.

Interest income totaled $7.3 million in the third quarter of 2015, compared with $7.9 million in the third quarter of 2014. The decrease in interest income was due primarily to a decrease in total loans, offset partially by higher interest income from investment securities.

Interest expense decreased 12.6% to $561,000 in the third quarter of 2015, compared with $642,000 in the third quarter of 2014. The decrease resulted primarily from a decline in interest-bearing deposits and lower interest rates paid.

Net interest income was $6.8 million in the third quarter of 2015, compared with $7.3 million in the third quarter of 2014. The decrease in net interest income was due to a decrease in loans combined with a 29 basis point decrease in net interest margin. Net interest margin was 5.27% in the third quarter of 2015, compared with 5.56% in the third quarter of 2014. The decrease in net interest margin was due primarily to the payoff of higher-yielding loans, as well as the continued impact of changes in ALC’s loan origination criteria that have focused on improved credit quality, with an offset in lower interest rates charged.

Net loans decreased to $237.7 million as of September 30, 2015, compared with $265.2 million at September 30, 2014. The decrease in net loans was due to loan payoffs and paydowns outpacing new loan production at the Bank, offset partially by loan growth at ALC, which accounted for 34% of net loans in the third quarter. An overall sluggish economy in the geographical areas that the Bank serves, primarily in the real estate sector, has been a significant factor in lower loan demand at the Bank during the past year.

Provision for loan losses was a credit of $78,000 in the third quarter of 2015, compared to a credit of $55,000 in the third quarter of 2014. The reduction in the provision resulted primarily from recoveries of loans previously charged off and improvement in the credit quality of several loan relationships. Net charge-offs totaled approximately $586,000 in the third quarter of 2015, compared with net charge-offs of approximately $201,000 in the third quarter of 2014.

Total non-interest income decreased to $996,000 in the third quarter of 2015, compared with $1.2 million in the third quarter of 2014. The decrease in non-interest income was due to lower service charges, credit life insurance income, and other income.

Total non-interest expense decreased 2.1% to $7.1 million in the third quarter of 2015, compared with $7.2 million in the third quarter of 2014. The decrease in non-interest expense resulted from lower salaries and employee benefits expense and net occupancy and equipment expense. The reduction in salaries and employee benefits expense resulted primarily from reduced levels of management incentive expenses, including non-cash expenses associated with stock options. The overall decrease in non-interest expense was offset partially by a $23,000 increase in other real estate/foreclosure expense and a $160,000 increase in other expense.

As of September 30, 2015, both the common equity Tier 1 capital and Tier 1 risk-based capital ratios were 23.76% for the Bank. The Bank’s total capital ratio was 25.02%, and the Tier 1 leverage ratio was 13.02%. Each of these ratios is higher than the ratios required in order to be considered a “well-capitalized” institution under the applicable regulatory capital framework.

Nine Months Results

For the first nine months of 2015, net income was $2.2 million, or $0.34 per diluted share, compared with $2.8 million, or $0.46 per diluted share, for the first nine months of 2014. The decrease in earnings for the first nine months of 2015 was due to lower net interest income resulting primarily from a decrease in earning assets and lower non-interest income, offset partially by reductions in the provision for loan losses.

For the nine months ended September 30, 2015, net interest income was $20.6 million, compared with $21.8 million for the same period of 2014. Net interest margin decreased to 5.34% for the first nine months of 2015 from 5.58% in the first nine months of 2014.

Provision for loan losses was a credit of $199,000 in the first nine months of 2015, compared with a charge of $95,000 in the first nine months of 2014.

Non-interest income decreased to $3.4 million for the first nine months of 2015, compared with $3.8 million for the same period of 2014. The decrease was due to lower service charges, credit life insurance and other income compared with the first nine months of 2014. Other income in the first nine months of 2014 included $459,000 in income resulting from a gain on the termination of a partnership interest and a reimbursement from a vendor, neither of which was repeated in the same period of 2015. The resulting decrease in other income was partially offset by gains realized on the sale of investment securities, which were $267,000 higher in the first nine months of 2015, as compared to the same period of 2014.

Non-interest expense decreased 0.8% to $21.2 million in the first nine months of 2015, compared with $21.3 million in the first nine months of 2014. The decrease in non-interest expense was due primarily to a $69,000 decrease in salaries and benefits expense, a $69,000 decrease in occupancy and equipment expense, and a $202,000 decrease in other expense. These decreases were partially offset by other real estate/foreclosure expense, which increased $165,000 compared with the first nine months of 2014.

Shareholders’ equity increased to $76.3 million, or $12.63 per share, at September 30, 2015, compared with $75.2 million, or $12.45 per share, at December 31, 2014, and $73.9 million, or $12.25 per share, at September 30, 2014. The increase in shareholders’ equity in the first nine months of 2015 resulted from continued growth in retained earnings, offset partially by a $930,000 decrease in other comprehensive income resulting from a decrease in the market value of investment securities available-for-sale.

The Company resumed paying quarterly dividends in the third quarter of 2014 and declared a cash dividend of $0.02 per share on its common stock in each of the first, second and third quarters of 2015, an increase from the $0.01 per share dividend declared in the third quarter of 2014.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates twenty banking offices in Alabama through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential, geographic expansion and the adequacy of the allowance for loan losses for the Company, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas, the availability of quality loans in the Bank’s and ALC’s service areas, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands, Except Share and Per Share Data)

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Cash and due from banks	$8,496	$9,697
Interest-bearing deposits in banks	19,120	24,469
Total cash and cash equivalents	27,616	34,166
Investment securities available-for-sale, at fair value	204,719	204,966
Investment securities held-to-maturity, at amortized cost	34,290	29,120
Federal Home Loan Bank stock, at cost	515	738
Loans, net of allowance for loan losses of $4,345 and $6,168, respectively	237,715	259,516
Premises and equipment, net	11,708	9,764
Cash surrender value of bank-owned life insurance	14,213	13,975
Accrued interest receivable	1,790	2,235
Other real estate owned	6,656	7,735
Other assets	9,315	10,394
Total assets	$548,537	$572,609

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$463,266	$483,659
Accrued interest expense	189	221
Other liabilities	7,624	8,131
Short-term borrowings	1,175	436
Long-term debt	-	5,000
Total liabilities	472,254	497,447

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,329,060 shares issued; 6,038,554 and 6,034,059 shares outstanding, respectively	73	73
Surplus	9,768	9,577
Accumulated other comprehensive income, net of tax	899	1,829
Retained earnings	86,373	84,582
Less treasury stock: 1,290,506 and 1,295,001 shares at cost, respectively	(20,817)	(20,886)
Noncontrolling interest	(13)	(13)

Total shareholders’ equity	76,283	75,162

Total liabilities and shareholders’ equity	$548,537	$572,609

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$6,160	$6,786	$18,815	$20,428
Interest on investment securities	1,168	1,113	3,569	3,247
Total interest income	7,328	7,899	22,384	23,675

Interest expense:
Interest on deposits	557	640	1,721	1,894
Interest on borrowings	4	2	19	23
Total interest expense	561	642	1,740	1,917

Net interest income	6,767	7,257	20,644	21,758

Provision (reduction in reserve) for loan losses	(78)	(55)	(199)	95

Net interest income after provision (reduction in reserve) for loan losses	6,845	7,312	20,843	21,663

Non-interest income:
Service and other charges on deposit accounts	465	581	1,391	1,572
Credit insurance income	150	190	339	423
Other income	381	409	1,625	1,817
Total non-interest income	996	1,180	3,355	3,812

Non-interest expense:
Salaries and employee benefits	4,106	4,359	12,513	12,582
Net occupancy and equipment	744	826	2,347	2,416
Other real estate/foreclosure expense, net	247	224	814	649
Other expense	1,993	1,833	5,500	5,702
Total non-interest expense	7,090	7,242	21,174	21,349

Income before income taxes	751	1,250	3,024	4,126
Provision for income taxes	207	413	870	1,297
Net income	$544	$837	$2,154	$2,829
Basic net income per share	$0.09	$0.14	$0.35	$0.46
Diluted net income per share	$0.09	$0.13	$0.34	$0.46
Dividends per share	$0.02	$0.01	$0.06	$0.01

CONTACT:
United Security Bancshares, Inc.
Thomas S. Elley, 334-636-5424